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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (Registration
No. 333-67553 Amendment No. 3) of our report dated August 2, 1996, except as to
Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Food Service, Inc. which is as of November 14, 1996, which appears on page F-5 of U.S. Foodservice (formerly JP Foodservice, Inc.) Form 10-K/A-1 for the year ended June 27, 1998. We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland

March 1, 1999